EXHIBIT 99.1

Debt Resolve names Bruce Bellmare Chief Operating Officer

White Plains, NY. February 5th 2016

Debt Resolve Inc. (OTC Pink: DRSV) announced today the appointment of Bruce E. Bellmare as Chief Operating Officer effective February 1st 2016. Mr. Bellmare, 66, is a seasoned senior executive experienced in the successful development and marketing of technology products, as well as serving in previous financial management roles including Chief Financial Officer.

"I am excited to have Bruce join the Debt Resolve management team in a full time capacity" said Stan Freimuth, Debt Resolve's Chief Executive Officer. "His broad technology and finance experience, along with his ability to quickly grasp and analyze complex issues will be a tremendous asset to the Company as we continue to implement our growth strategy."

In his most recent position, Mr. Bellmare served as an independent consultant to Debt Resolve helping develop financial and corporate strategies. Prior to this, during a 40 year career in technology and finance, he has managed profitable and disruptive change in large and small companies, from IBM to one of the first U.S. digital start-ups.

About Debt Resolve, Inc. (www.debtresolve.com)

Debt Resolve, through its Settl.it family of products, provides original creditors as well as third party collectors with a patent-protected cloud based online bidding system for the negotiation and settlement of consumer debt, and solutions effective at every stage of collection and recovery. Debt Resolve's majority owned joint venture, Progress Advocates LLC, provides document preparation services for federal student loan modification and consolidation. The company is publicly held, trading on the OTC Markets under the symbol DRSV and is headquartered in White Plains, New York.

Forward-Looking Statements

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company's operations varying significantly and materially from anticipated results. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by SEC rules. Investors are advised to consult any further disclosures made on related subjects in the Company's reports filed with the SEC.

Investor Relations:

Rene Samson
Debt Resolve, Inc.
rsamson@debtresolve.com
(914) 949-5500 x218

SOURCE: Debt Resolve, Inc.